Exhibit 10.14

Bear Newco, Inc. Stock Option Award Agreement For [●] (“Participant”)

Option Vesting Schedule
Grant Date	Options Granted	Option Exercise Price	Expiration Date	# Options	Exercisable Date

1. Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Bear Newco, Inc. 2017 Long-Term Incentive Plan (the “Plan”).

2. Grant of Options. The Committee of Bear Newco, Inc. (the “Company”) has granted Options to the individual named in this Award Agreement (the “Participant”). Each Option entitles the Participant to purchase from the Company one share of Class A common stock of the Company, par value $0.0001 per share (“Share”) at the Exercise Price in accordance with the terms of this Award, the Plan, country specific addendums and any rules and procedures adopted by the Committee.

3. Exercisability and Expiration Date. Options shall become exercisable only at and after the Exercisable Dates, and shall expire on the Expiration Date, except as follows:

a. Employment Termination Due to Death. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of the Participant’s death, then any unexercisable Options shall become immediately exercisable, and any unexercised Options shall expire on the Expiration Date.

b. Employment Termination Due to Transfer of Business to Successor Employer. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then any unexercisable Options shall become immediately exercisable, and any unexercised Options shall expire 5 years after termination of employment or on the Expiration Date, whichever date occurs first.

c. Employment Termination Less Than One Year After Grant Date. If the Participant’s employment with the Company or any of its Affiliates terminates for any reason other than death or due to transfer to a successor employer before the first anniversary of the Grant Date, then all unexercised Options, whether or not exercisable on the date of termination, shall immediately expire upon such termination.

d. Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date, the Participant’s employment with the Company or any of its Affiliates terminates as a result of any of the reasons set forth below, or the Participant becomes eligible to retire, or meets the age and service requirements, each as specified in d(i) below, then the Exercisable Dates and Expiration Date shall be automatically adjusted as provided below (subject to any rules adopted by the Committee):

(i) Termination/Eligibility for Retirement, or Termination for Total Disability. If (A) the Participant attains at least age 60 while still employed by the Company or an Affiliate and completes 5 or more years of continuous service with the Company and any of its Affiliates, or (B) the Participant’s employment with the Company or any of its Affiliates terminates as a result of a total disability, i.e., the inability to perform any job for which the Participant is reasonably suited by means of education, training or experience, then any unexercisable Options shall become immediately exercisable, and any unexercised Options shall expire on the Expiration Date.

(ii) Voluntary Termination or Termination for Cause. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of voluntary termination or termination for Cause, then all unexercised Options, whether or not exercisable on the date of termination, shall immediately expire.

(iii) Termination for Job Elimination or Plant Closing. If the Participant’s employment with the Company or any of its Affiliates terminates as a result of a layoff, plant closing, redundancy, reduction in force, or job elimination (without regard to any period of protected service), then the Pro-Rata Portion (as defined below) of the Options shall become immediately exercisable and remain exercisable for 12 months following the date of termination and any unexercisable Options shall immediately expire. For purposes of this Award, the “Pro-Rata Portion” shall mean the total number of Options covered by this Award multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of termination and the denominator of which is the total number of months between the Grant Date and the last Exercisable Date, less the number of Options that became exercisable prior to the date of termination.

(iv) Termination Due to Other Reasons. If the Participant’s employment with the Company or any of its Affiliates terminates for any other reason, and the Participant and the Company have not entered into a written separation agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then no unexercisable Options shall become exercisable and any unexercised Options which are exercisable on the date of termination shall immediately expire.

(v) Termination Following a Change in Control. If the Participant’s employment with the Company or any of its Affiliates terminates without Cause during the 12-month period following a Change in Control, any unexercisable Options shall become immediately exercisable, and any unexercised Options shall expire on the Expiration Date.

e. Transfer to Affiliates. For the avoidance of doubt, transfer of employment among the Company and any of its Affiliates shall not constitute a termination of employment for purposes of this Award.

4. Method of Exercise.

a. Notice and Manner of Exercise. The Participant may exercise some or all of the Options then exercisable by giving the Company notice of the number of Options to be exercised either in writing or by such other means as shall be acceptable to the Company. At or before issuance by the Company of the Shares to the Participant pursuant to the Option exercise, the Participant shall, to the extent permitted by applicable statutes and regulations, make payment of the Exercise Price in any form of legal consideration that may be acceptable to the Company, including, without limitation, (i) in cash or by certified or bank check at the time the Options are exercised; (ii) by delivery of Shares having a Fair Market Value equal to the aggregate Exercise Price at the time of exercise; (iii) through a “cashless exercise program” established with a broker; (iv) by reduction in the number of Shares otherwise deliverable upon exercise of such Options with a Fair Market Value equal to the aggregate Exercise Price at the time of exercise; or (v) by any combination of the foregoing methods.

b. Withholding Tax. As a condition to exercise of any Option, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to the amount that becomes includable in the gross income of the Participant as a result of the exercise.

c. Delivery. Upon the receipt of all required payments from the Participant, the Company thereupon shall, without additional expense to the Participant (other than any transfer or issue taxes if the Company so elects), deliver to the Participant by mail or otherwise at such place as the Participant may request a certificate or certificates for such Shares, provided however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such Shares.

5. Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Options without the consent of the Participant. Also, the Options shall be null and void to the extent the grant of Options or exercise thereof is prohibited under the laws of the country of residence of the Participant.

6. Recoupment. Notwithstanding any other provision of this Award to the contrary, the Options, any Shares received on exercise of the Options, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

7. Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

8. Entire Agreement. This Award, the Plan, country specific addendums, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the Options and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized Officer of the Company and delivered to the Participant.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.